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                                                                    Exhibit 4.3

                      FIRSTFEDERAL FINANCIAL SERVICES CORP

                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


         1. PURPOSE. This Non-Employee Director Stock Option Plan (the "Plan") is intended to promote the interests of FirstFederal Financial Services Corp (the "Company") by providing an inducement to attract and retain the services of qualified persons who are neither employees nor officers of the Company to serve as members of the Board of Directors and by demonstrating the Company's appreciation for their service on the Company's Board of Directors.

         2. OPTIONS TO BE GRANTED. Under the Plan, options are granted that give an optionee the right for a specified time period to purchase a specified number of shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"). The option price is determined in each instance in accordance with the terms of this Plan.

         3. AVAILABLE SHARES. The total number of shares of Common Stock for which options may be granted shall not exceed 100,000 shares, subject to adjustment in accordance with Section 13 hereof. Shares subject to the Plan are authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any options granted under this Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall revert to the option pool and again become available for grant under the Plan.

         4. ADMINISTRATION. The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee"), each member of which, except as otherwise provided in Rule 16b-3(c)(2)(i)(A)-(D) (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall not have been granted or awarded during the one year period prior to service as an administrator of a plan of the Company (or any of its affiliates), equity securities pursuant to the Plan or any other plan of the Company (or any of its affiliates). The Committee shall, subject to the provisions of the Plan and
Section 16 hereof in particular, have the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

         5. OPTION AGREEMENT. Each option granted under the provisions of this Plan shall be evidenced by an Option Agreement, in such form as may be approved by the Committee, which Agreement shall be duly executed and delivered on behalf of the Company and by the optionee to whom such option is granted. The Option Agreement shall contain such terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

         6. ELIGIBILITY AND LIMITATIONS. Options may be granted pursuant to the Plan only to members of the Board of Directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("non-employee directors").

         7. EXERCISE PRICE. The exercise price for the purchase of stock covered by an option granted pursuant to the Plan shall be 100% of the fair market of such shares on the day the option is granted. The exercise price will be subject


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to adjustment in accordance with the provisions of Section 13 hereof. For purposes of the Plan, the fair market value of a share of Common Stock means the average of the high and low quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share of the Composite Tape for the New York Stock Exchange-Listed Stocks, or, if the shares are not listed or admitted to trading on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the shares are listed or admitted to trading, or if the shares are not listed or admitted to trading on any such exchange, the mean between the closing high bid and low asked quotations with respect to a share on such date on the National Association of Securities Dealers, Inc. Automated Quotations System, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a share as the Committee shall determine.

         8. GRANT OF OPTION AWARDS.

         (a) INITIAL GRANT OF OPTIONS. Each non-employee director of the Company who is serving in such capacity on the date of approval of the Plan by stockholders of the Company, is hereby granted without further action by the Board or the Committee an option to purchase 2,500 shares of Common Stock.

         (b) AUTOMATIC ANNUAL GRANT OF OPTIONS. As of April 30 of each year, commencing with April 30, 1995, each non-employee director shall be automatically granted without further action by the Board or the Committee an option to purchase 1,000 shares of Common Stock. Each person who is neither an employee nor an officer of the Company or any of its subsidiaries as of April 21, 1994 and who is thereafter appointed (or elected) to the Board of Directors after April 21, 1994 shall be automatically granted, on the date of the first such appointment (or election) and without further action by the Board of Directors or the Committee, an option to purchase 1,000 shares of Common Stock. If on any date for the grant of options pursuant to the Plan the aggregate number of shares then remaining available for options under the Plan is less than the number of option shares which the Plan provides shall be granted on such date, options shall be granted on the following basis: first, ratably (to the nearest whole share) to any persons entitled to receive on such date a grant pursuant to the first sentence of this Section 8(b), up to a maximum grant of 1,000 option shares per optionee; and second, ratably (to the nearest whole share) to any persons entitled to receive on such date a grant pursuant to the second sentence of this Section 8(b), up to a maximum grant of 1,000 option shares per optionee.

         9. PERIOD OF OPTIONS. The options granted hereunder shall expire on a date which is ten years after the date of grant of the options. The Plan shall terminate when all options granted hereunder have expired or terminated.

         10. EXERCISE OF OPTIONS. Subject to the terms and conditions of the Plan and the Option Agreement, each option granted hereunder shall, to the extent then exercisable, be exercisable in whole or in part by giving written notice to the Company by mail or in person addressed to the Secretary of FirstFederal Financial Services Corp, 135 East Liberty Street, Wooster, Ohio 44691, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full of the exercise price for such shares, which payment may be in whole or in part in shares of the Common Stock of the Company already owned by the person or persons exercising the option, valued at fair market value determined in accordance with the provisions of Section 7 hereof. Upon notification from the Company, the Transfer Agent shall, on behalf of the Company, prepare a certificate or certificates representing the shares acquired

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pursuant to exercise of the option, shall register the optionee as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the optionee as soon as practicable after payment of the option price in full. The holder of an option shall not have any rights of a stockholder with respect to the shares covered by the option, except through the due exercise of the option.

         11. VESTING OF SHARES AND NON-TRANSFERABILITY OF OPTIONS.

         (a) VESTING. Each option granted under the Plan shall vest in the optionee, and thus become exercisable, six months from the date it was granted.

         If either of the following events shall occur, all options theretofore granted and not fully exercisable shall become exercisable in full upon the happening of such event and shall remain so exercisable for a period of 60 days following such date, after which they shall revert to being exercisable in accordance with their terms (provided that no option which has previously been exercised or has expired or otherwise terminated shall become exercisable):

                (i) a tender offer or exchange offer for shares of Common Stock (other than such an offer by the Company) is commenced, or

                (ii) the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly-owned company or for a sale or disposition of all or substantially all the assets of the Company.

         (b) LEGEND ON CERTIFICATES. The certificates representing such shares shall carry such appropriate legends, and such written instructions shall be given to the Company's Transfer Agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933 or any state securities laws.

         (c) NON-TRANSFERABILITY. Any option granted pursuant to the Plan shall not be assignable or transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him or her.

         12. TERMINATION OF OPTIONS.

         (a) In the event an optionee ceases to be a member of the Board of Directors of the Company for any reason other than death, any options not then exercisable shall immediately terminate and become void. Any options which are exercisable, but have not been exercised, at the time the optionee so ceases to be a member of the Board of Directors may be exercised by the optionee within a period of three months following the date the optionee so ceases to be a member of the Board of Directors, but in no event later than the expiration date of the option.

         (b) In the event of the death of an optionee while a member of the Board of Directors of the Company or during the three-month period referred to in Section 12(a) hereof, any options, whether or not exercisable at the time of death, may be exercised (by the optionee's personal representative, heir or legatee) during the period ending one year after the date of such death, but in no event later than the expiration date of the option. Following the death of any person to whom an option was granted under the Plan, the Committee may, as an alternative means of settlement of such option, elect to pay to the person to

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whom such option is transferred by will or by the laws of descent and distribution the amount by which the fair market value per share on the date of exercise of such option shall exceed the exercise price of such option, multiplied by the number of shares with respect to which such option is properly exercised. Any such settlement of an option shall be considered an exercise of such option for all purposes of the Plan.

         13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND OTHER MATTERS. In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization or reclassification, or in the event of a stock split, combination of shares or dividends payable in capital stock, automatic adjustment shall be made in the number and kind of shares as to which outstanding options or portions thereof then unexercised shall be exercisable and in the available shares set forth in Section 3 hereof, to the end that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the exercise price per share.

         If an option hereunder shall be assumed, or a new option substituted therefor, as a result of sale of the Company, whether by a corporate merger, consolidation or sale of property or stock, then membership on the Board of Directors of such assuming or substituting corporation, or a parent corporation thereof, shall be considered for purposes of the Plan to be membership on the Board of Directors of the Company.

         14. DELIVERY AND REGISTRATION OF STOCK. The Company's obligation to deliver shares of Common Stock upon exercise of an option shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the optionee to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provision of the Securities Act of 1933 or any other Federal, state or local securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Company shall not be required to deliver any shares under the Plan prior to (i) the admission of such shares to listing on any stock exchange on which shares may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

         15. WITHHOLDING TAX. Where an optionee or other person is entitled to receive shares pursuant to the exercise of an option pursuant to the Plan, the Company shall have the right in its sole discretion to require the optionee or such other person to pay to the Company the amount of any taxes which the Company is required to withhold with respect to such shares.

         16. EFFECTIVENESS. Anything in the Plan to the contrary notwithstanding, the effectiveness of the Plan and of the grant of all options hereunder is in all respects subject to, and the Plan and options granted under it shall be of no force and effect unless and until, and no option granted hereunder shall in any way vest or become exercisable in any respect unless and until, the approval of the Plan by the Company's stockholders.

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         17. COMPLIANCE WITH SECTION 16. This Plan is intended to comply with
Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"). Any provision of the Plan which is inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and shall not affect the validity of the remaining provisions of the Plan.

         18. TERMINATION AND AMENDMENT OF PLAN. The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable, provided, however, that the Board may not, without approval by the Company's stockholders (or receipt of an opinion of counsel for the Company to the effect that stockholder approval is not required for continued qualification of the Plan under Rule 16b-3), (a) materially increase the benefits accruing to participants under the Plan; (b) materially increase the number of securities which may be issued under the Plan; or (c) materially modify the requirements as to eligibility for participation in the Plan. Termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted. Notwithstanding the foregoing, to the extent that the Plan provides for formula awards, as defined in Rule 16b-3(c)(2)(ii) under the Exchange Act (or any successor provision thereto), such provisions may not be amended more than once every six months, other than to comport with changes to the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.